Exhibit 99.1

  Education Management Corporation Reports Fiscal 2004 Second Quarter Results

    PITTSBURGH, Feb. 2 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the second quarter ended December 31, 2003. For the quarter, net revenues increased 33.0% to $233.0 million and net income grew 24.6% to $32.2 million, or 43 cents per diluted share, compared to the second quarter last year.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "EDMC's performance in the second quarter was in line with our plans, and our leading indicators remain positive. Our growth drivers, such as academic program development and rollout, school startups, co-locations and online development, are on track for FY05 and beyond."

    Financial highlights:
    * Revenues for the three months ended December 31, 2003 increased 33.0% to $233.0 million, compared to $175.1 million for the same period a year ago. Revenue growth in the second quarter resulted from a 34.4% increase in total student enrollment at the start of the quarter. Total enrollment at the start of the second quarter of fiscal 2004 was 58,828 students as compared to 43,784 students at the start of the prior year period. Current year enrollment and revenue include results at American Education Centers and South University.
    * Second quarter income before interest and taxes (operating income) rose 29.8% to $54.5 million from $42.0 million for the same period a year ago. As anticipated, the consolidated operating income margin declined 58 basis points for the quarter due in part to the accrual of incentive compensation and increased employee health benefit expense. We expect reduced expense for these items relative to revenue in the second half of the year.
    * The effective tax rate for the second quarter was 40.1%, up from 38.0% recorded in the second quarter of the prior year. The increase in the effective tax rate is due to higher state and foreign tax expense. For the full fiscal year 2004, we anticipate an effective tax rate of 40.0%.
    * Net income for the quarter grew 24.6% to $32.2 million, or $.43 per diluted share, compared to $25.8 million, or $.35 per diluted share, in the second quarter last year.
    * At December 31, 2003, the Company had cash and cash equivalents of $7.3 million, and outstanding revolver borrowings of $85.8 million. Cash flow from operations rose to $78.5 million for the six-month period from $21.4 million last year. Cash flow was significantly higher partly due to an increase in payables and accrued liabilities, and because the timing of The Art Institutes' summer start this fiscal year required financial aid to be paid in July. Such aid was paid in June for the summer quarter in the preceding fiscal year.
    * Capital expenditures for the second quarter and year-to-date totaled $24.9 million and $43.5 million, respectively on an accrual basis, compared to $26.3 million and $46.2 million in last year's comparable periods.

    Student Enrollment

    At the start of the current winter quarter (third quarter of fiscal 2004), total enrollment at EDMC's schools was 58,950 students, a 35.6% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 14.1% to 49,574 students.

                                                      2004      2003      %
                                                     Winter    Winter   Change

     Total enrollment                                58,950    43,461   35.6%
     Same-school enrollment
      (owned for 1 year or more)                     49,574    43,461   14.1%
     Same-school enrollment
      (owned for 2 years or more)                    48,199    42,328   13.9%

     Students taking 100% of
      their coursework online                         1,400      601   132.9%

    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.

    Business Outlook

    For the third quarter, the Company estimates diluted EPS of $0.32. For the fiscal year ending June 30, 2004, the Company projects revenue growth of approximately 32% and diluted EPS of approximately $0.99. Capital spending for the year is expected to total approximately 10.5% of revenue.

    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2004 second quarter results tomorrow at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2127 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com .

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 58,000 as of fall 2003. EDMC has 66 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                                    For the three            For the six
                                    months ended             months ended
                                      Dec. 31,                 Dec. 31,
                                     (unaudited)              (unaudited)
                                    2002      2003           2002     2003

    Net revenues                  $175,136  $232,980       $303,279  $401,956

    Costs and expenses:
     Educational services          100,753   135,702        194,883   259,301
     General and administrative     31,322    40,994         59,482    76,856
     Amortization of
      intangible assets              1,095     1,816          2,060     3,262
                                   133,170   178,512        256,425   339,419

    Income before interest
     and taxes                      41,966    54,468        46,854     62,537
    Interest expense, net              332       820           642      1,510

    Income before income taxes      41,634    53,648        46,212     61,027
     Provision for income taxes     15,823    21,491        17,563     24,369

    Net income                     $25,811   $32,157       $28,649    $36,658

    Diluted earnings per share*       $.35      $.43          $.39       $.49

    Weighted average number
     of diluted shares
     outstanding (000's):*          73,370    75,039        73,300     74,618

    * All periods adjusted to reflect 2-for-1 stock split on December 22, 2003

       Selected Cash Flow Data (unaudited):

                                      For the three             For the six
                                      months ended              months ended
                                        Dec. 31,                  Dec. 31,
                                      (unaudited)               (unaudited)
                                      2002    2003             2002   2003

   Net cash flows from operations  $(11,490) $(4,263)       $21,418  $78,549
   Capital expenditures              26,253   24,869         55,648   49,128
   Depreciation and amortization      9,301   13,137         18,551   25,725

       Selected Consolidated Balance Sheet Data (unaudited):

                                        As of December 31,
                                         2002        2003

    Cash and cash equivalents           $5,486      $7,297
    Receivables, net                    35,509      45,887
    Current assets                      67,682      96,349
    Total assets                       474,431     706,475
    Current liabilities                 87,818     225,569
    Long-term debt
     (including current portion)         3,778     100,413
    Shareholders' investment           379,625     472,873

     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900
     James Sober, CFA
     Vice President, Investor Relations
     (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             02/02/2004
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com/
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART
SU:  CCA ERN ERP MAV